REPORT OF INDEPENDENT AUDITORS


The Board of Trustees/Directors
Nuveen Exchange-Traded Funds

In planning and performing our audits of the financial statements of each of the Nuveen Exchange-Traded
Funds listed in Exhibit A attached hereto (the "Funds") for the year ended October 31, 2002, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States.
Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public
Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, and its operation, including controls for safeguarding securities that we consider to be material weaknesses as defined above as of October
31, 2002.

This report is intended solely for the information and use of the Board of Trustees/Directors and management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

ERNST & YOUNG LLP





/s/

Chicago, Illinois
December 11, 2002


Exhibit A

Nuveen Dividend Advantage Municipal Fund
Nuveen Dividend Advantage Municipal Fund 2
Nuveen Dividend Advantage Municipal Fund 3
Nuveen Insured Dividend Advantage Municipal
Fund
Nuveen Insured Municipal Opportunity Fund, Inc.
Nuveen Insured Premium Income Municipal Fund 2
Nuveen Insured Quality Municipal Fund, Inc.
Nuveen Investment Quality Municipal Fund, Inc.
Nuveen Municipal Advantage Fund, Inc.
Nuveen Municipal Income Fund, Inc.
Nuveen Municipal Market Opportunity Fund, Inc.
Nuveen Municipal Value Fund, Inc.
Nuveen Performance Plus Municipal Fund, Inc.
Nuveen Premier Insured Municipal Income Fund,
Inc.
Nuveen Premier Municipal Income Fund, Inc.
Nuveen Premium Income Municipal Fund, Inc.
Nuveen Premium Income Municipal Fund 2, Inc.
Nuveen Premium Income Municipal Fund 4, Inc.
Nuveen Quality Income Municipal Fund, Inc.
Nuveen Real Estate Income Fund
Nuveen Select Quality Municipal Fund, Inc.